Exhibit 3.8

ARTICLES OF MERGER

OF

ALTERNATIVE BEHAVIORAL SERVICES, INC.

a Virginia corporation.

AND

FHC FINANCIAL CORP.,

a Delaware corporation

The undersigned corporations, pursuant to Title 13.1, Chap. 9, Art. 12 of the Code of Virginia and Title 8. Chapter 1, Subchapter IX of the Delaware Code, hereby execute the following articles of merger and set forth:

ONE

The Plan and Agreement of Merger, duly approved in the manner prescribed by law by each of the undersigned corporations, and pursuant to which FHC Financial Corp., a corporation incorporated and organized under the laws of the State of Delaware (“Corporation One”), shall be merged with and into Alternative Behavioral Services, Inc., a corporation incorporated and organized under the laws of the Commonwealth of Virginia (“Corporation Two”), is attached as Exhibit A hereto.

TWO

The Plan and Agreement of Merger was adopted on October 20, 2005 by unanimous consent of the Board of Directors and by the unanimous consent of the shareholders of Corporation One as required by Title 8, Chapter 1, Subchapter IX of the Delaware Code, and by unanimous consent of the Board of Directors of Corporation Two as required by Title 13.1. Chap. 9, Art. 12 of the Code of Virginia.

THREE

Pursuant to Section 13.1-718(F) of the Code of Virginia and Sections 251(f) and 252(c) of Title 8 of the Delaware Code, no approval of the shareholders of Corporation Two was required.

FOUR

The surviving corporation pursuant to the Plan and Agreement of Merger shall be Corporation Two, a corporation incorporated and organized under the laws of the Commonwealth of Virginia.

FIVE

The Plan and Agreement of Merger is permitted under the laws of the State of Delaware, and Corporation One has complied with those laws in effecting the merger. The Plan and Agreement of Merger is permitted under the laws of the Commonwealth of Virginia, and Corporation Two has complied with those laws in effecting the merger.

SIX

These Articles of Merger shall become effective on November 15, 2005.

The undersigned officers declare that the facts herein stated are true as of this 24th day of October, 2005.

ALTERNATIVE BEHAVIORAL SERVICES, INC., a Virginia corporation

By:	/s/ Edward C. Irby, Jr.
Edward C. Irby, Jr., President

FHC FINANCIAL CORP., a Delaware corporation

By:	/s/ Ronald I. Dozoretz
Ronald I. Dozoretz, M.D., President

2

Exhibit A

PLAN AND AGREEMENT OF MERGER

BETWEEN

FHC FINANCIAL CORP.,

a Delaware corporation,

AND

ALTERNATIVE BEHAVIORAL SERVICES, INC.,

a Virginia corporation

This Plan and Agreement of Merger made and entered into on the 20th day of October, 2005, by and between FHC Financial Corp., a Delaware corporation (the “Delaware Corporation”), and Alternative Behavioral Services, Inc., a Virginia corporation (the “Virginia Corporation”).

WITNESSETH:

WHEREAS, the Delaware Corporation is a corporation organized and existing under the laws of the State of Delaware, its Certificate of Incorporation having been filed in the Office of the Secretary of State of Delaware on June 6, 1996; and

WHEREAS, the Virginia Corporation is a corporation organized and existing under the laws of the Commonwealth of Virginia; and

WHEREAS, the aggregate number of shares which the Virginia Corporation has authority to issue is 5,000, and the aggregate number of shares which the Delaware Corporation has authority to issue is 1,000; and

WHEREAS, the Board of Directors of each of the constituent corporations deems it advisable that the Delaware Corporation be merged into the Virginia Corporation on the terms and conditions hereinafter set forth, in accordance with the applicable provisions of the statutes of the State of Delaware and the Commonwealth of Virginia respectively, which permit such merger.

NOW, THEREFORE, in consideration of the premises and of the agreements, covenants and provisions hereinafter contained, the Delaware Corporation and the Virginia Corporation, by their respective Boards of Directors, have agreed and do hereby agree, each with the other as follows:

ARTICLE I

The Virginia Corporation and the Delaware Corporation shall be merged into a single corporation, in accordance with applicable provisions of the laws of the Commonwealth of Virginia and of the State of Delaware, by the Delaware Corporation merging into the Virginia Corporation, which shall be the surviving corporation.

ARTICLE II

Upon the merger becoming effective as provided in the applicable laws of the Commonwealth of Virginia and of the State of Delaware, the two constituent corporations shall be a single corporation, which shall be Alternative Behavioral Services, Inc. as the Surviving Corporation, and the separate existence of the Delaware Corporation shall cease except to the extent provided by the applicable laws of the Commonwealth of Virginia or the State of Delaware in the case of a corporation after its merger into another corporation.

ARTICLE III

Pursuant to Section 13.1-606 of the Virginia Stock Corporation Act and Section 103 of the Delaware General Corporation Law, the effective date of the merger shall be November 15, 2005.

ARTICLE IV

The Certificate of Incorporation and the Bylaws of Alternative Behavioral Services, Inc. shall not be amended in any respect by reason of this Plan and Agreement of Merger.

ARTICLE V

The manner of converting or canceling the outstanding shares of each of the constituent corporations shall, by virtue of the merger and without any action on the part of the holders thereof, be as follows:

(1) Each issued and outstanding share of the Delaware Corporation shall be cancelled.

(2) The issued and outstanding shares of the surviving corporation shall remain outstanding after the merger and shall not be affected in any way by the merger.

ARTICLE VI

The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of Delaware, as well as for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation Law, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at 240 Corporate Boulevard, Norfolk, Virginia 23502.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Virginia Corporation and the Delaware Corporation, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors, have caused this Plan and Agreement of Merger to be executed by an authorized officer of each party thereto.

FHC FINANCIAL CORP., a Delaware corporation

By:	/s/ Ronald I. Dozoretz
Ronald I. Dozoretz, M.D., President

ALTERNATIVE BEHAVIORAL SERVICES, INC., a Virginia corporation

By:	/s/ Edward C. Irby
Edward C. Irby, Jr., President

CERTIFICATION

I, Rebecca H. White, Secretary of FHC Financial Corp., a corporation organized and existing under the laws of the State of Delaware, hereby certify, as such Secretary of the said corporation, that the Plan and Agreement of Merger to which this certificate is attached, after having been first duly signed on behalf of said corporation by an authorized officer of FHC Financial Corp., a corporation of the State of Delaware, was duly submitted to the stockholders of said FHC Financial Corp., at a special meeting of said stockholders called and held separately from the meeting of stockholders of any other corporation, upon waiver of notice, signed by all the stockholders, for the purpose of considering and taking action upon said Plan and Agreement of Merger, that one hundred (100) shares of stock of said corporation were on said date issued and that the holder of one hundred (100) shares voted by ballot in favor of said Plan and Agreement of Merger and the holders of zero (0) shares voted by ballot against same, the said affirmative vote representing at least a majority of the total number of shares of the outstanding capital stock of said corporation, and that thereby the Plan and Agreement of Merger was at said meeting duly adopted as the act of the stockholders of said FHC Financial Corp., and the duly adopted agreement of said corporation.

WITNESS my hand on behalf of said FHC Financial Corp. on this 24th day of October, 2005.

By:	/s/ Rebecca H. White
Rebecca H. White, Secretary

0422455 - 6

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

AT RICHMOND, NOVEMBER 15, 2005

The State Corporation Commission finds the accompanying articles submitted on behalf of

ALTERNATIVE BEHAVIORAL SERVICES, INC.

comply with the requirements of law and confirms payment of all required fees. Therefore, it is ORDERED that this

CERTIFICATE OF MERGER

be issued and admitted to record with the articles of merger in the Office of the Clerk of the Commission, effective November 15, 2005. Each of the following:

FHC FINANCIAL CORP. (A DE CORPORATION NOT QUALIFIED IN VA)

is merged into ALTERNATIVE BEHAVIORAL SERVICES, INC., which continues to exist under the laws of VIRGINIA with the name ALTERNATIVE BEHAVIORAL SERVICES, INC., and the separate existence of each non-surviving entity ceases.

STATE CORPORATION COMMISSION

By	/s/ Mark C. Christie
Mark C. Christie
Commissioner

ARTICLES OF INCORPORATION

OF

ALTERNATIVE BEHAVIORAL SERVICES, INC.

FIRST: The name of the Corporation is Alternative Behavioral Services, Inc.

SECOND: The Corporation is authorized to issue up to 5,000 shares of common stock. No holder of shares of common stock or any other securities of the Corporation shall be entitled to the preemptive right to subscribe for or acquire additional shares of common stock, or any security convertible into or carrying a right to subscribe for or acquire shares. Provided that a quorum is present, action by the holders of common stock on any matter including, without limitation, approval of amendments or restatements to these articles, plans of merger or a share exchange, the sale, lease or exchange or other disposition of all or substantially all of the property of the Corporation other than in the usual or regular course of business, a proposal to dissolve the Corporation, or similar extraordinary matters, shall be approved if the votes cast favoring such action exceed the votes cast opposing such action.

THIRD: The post office address of the initial registered office and the business office of the original registered agent is 1200 Mutual Building, 909 East Main Street, Richmond, VA 23219, in the City of Richmond, and the initial registered agent at that address is Philip H. Goodpasture, an individual who resides in the Commonwealth of Virginia and is a member of the Virginia State Bar.

FOURTH: To the full extent that the Virginia State Corporation Act, as it exists on the date hereof or may hereinafter be amended, permits the limitation or elimination of the liability of directors and officers, a director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages. If elimination of the liability is not permitted, the limitation of liability shall be (1) $1.00 or the minimum amount allowed to be stated by such Act if a specific dollar amount is required to be stated or (2) the full extent of the limitation set forth in such Act if no specific dollar amount is required to be stated.

The Corporation shall indemnify an individual made a party to a proceeding because he is or was a director or officer of the Corporation against liability incurred in the proceeding if he conducted himself in good faith, and he believed, in the case of his conduct in his official capacity with the Corporation, that his conduct was in its best interest; and in all other cases, that his conduct was at least not opposed to its best interests and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The determination whether a director or officer has met this standard of conduct shall be determined in the manner fixed by statute with respect to statutory indemnification. The Corporation may not indemnify (1) in connection with a proceeding by or in the right of the Corporation in which the director or officer was adjudged liable to the Corporation, or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

The Corporation shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if (1) the director or officer furnishes the Corporation a written statement of his good faith belief that he has met the standard of conduct described herein, (2) the director or officer furnishes the Corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification.

All terms defined in Article 10 of the Virginia Stock Corporation Act, as enacted and in effect on the date of these articles of incorporation, shall have the same meaning when used in this article. In the event that any provision of this article is determined to be unenforceable as being contrary to public policy, the remaining provisions shall continue to be enforced to the maximum extent permitted by law. Any indemnification under this article shall apply to a person who has ceased to have the capacity referred to herein, and may inure to the benefit of the heirs, executors and administrators of such a person. Any amendment to or repeal of this Article Fourth shall not adversely affect any right or protection of a director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. Notwithstanding the foregoing, payments under this section with respect to a claim for indemnification shall be reduced to the extent the director or officer has not made reasonable efforts to reduce the amount of an indemnified loss by seeking contributions from other sources.

FIFTH: Except as otherwise expressly provided herein, the creation or the issuance to Directors, officers or employees of the Corporation or any subsidiary of the Corporation of rights, options or warrants for the purchase of Common Stock of the Corporation, where such rights, options or warrants are not issued or to be issued to shareholders of the Corporation generally, shall not require approval by the shareholders of the Corporation.

Given under my hand this 3rd day of February 1994.

Incorporator

(74960)